Important Merrill Lynch Proxy Materials Requiring Immediate Attention

                        Corporate High Yield Fund, Inc.
                      Corporate High Yield Fund III, Inc.
                       Corporate High Yield Fund V, Inc.
                      Corporate High Yield Fund VI, Inc.

Dear Shareholder:

You have previously received proxy material dated June 15, 2006 with respect to shareholder meetings to be held on August 15, 2006. Please note the following additions:

Addition to page 11, under the caption "Comparison of Current Investment Advisory Agreements to the New Investment Advisory Agreements--Fees" and page H-3 under the caption "Fees"

Corporate High Yield Fund, Inc., Corporate High Yield Fund III, Inc., Corporate High Yield Fund V, Inc. and Corporate High Yield Fund VI, Inc. should be added to the list of Funds which pay an advisory fee based on the fund's net assets plus the proceeds of any borrowings or debt for leverage purposes.

If you have not already done so, please review and vote your proxy today by doing the following:

By Phone
Please call Computershare Fund Services toll-free at (866) 752-6486. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

By Internet
Visit www.vote.proxy-direct.com and follow the simple instructions.

By Touch-tone Phone
Call toll free (866) 877-9383 and follow the simple instructions.

By Mail
Simply return your executed proxy card in the envelope provided.